Exhibit 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 23, 2004, is by and among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), certain borrowing subsidiaries of the Company party hereto (each a “Designated Borrower” and, together with the Company, the “Borrowers”), each subsidiary of the Company party to the Subsidiary Guaranty (as defined below), each Lender (as defined below) party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned such term in the Credit Agreement (as defined below).

RECITALS:

A. The Borrowers, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent, are parties to that certain Credit Agreement, dated as of October 1, 2004, as amended by and together with this Amendment and as otherwise amended or modified to the date hereof (the “Credit Agreement”).

B. The Subsidiary Guarantors and the Administrative Agent are parties to that certain Subsidiary Guaranty Agreement, dated as of October 1, 2004 (as amended to the date hereof, the “Subsidiary Guaranty”), and the Company and the Administrative Agent are parties to that certain Company Guaranty Agreement, dated as of October 1, 2004 (as amended to the date hereof, the “Company Guaranty”).

C. The parties hereto have agreed to amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

SECTION 1.01 Amendments to Credit Agreement.

(a) Amendments to Section 1.01.

(i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in alphabetical position therein:

“Acquisition Agreement” means, as the context requires, either (a) the draft copy of the agreement with respect to the Williams Acquisition attached as Exhibit A hereto, or (b) the final agreement with respect to the Williams Acquisition, dated as of the date of the Williams Acquisition, by and between the Company and Williams Group International, LLC (provided that such final Acquisition Agreement shall not have been amended in any material respect from the draft Acquisition Agreement attached as Exhibit A hereto without the prior consent of the Administrative Agent and the Required Lenders) .

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the outstanding principal amount of Convertible Subordinated Debt as of such date and less Available Cash as of such date (provided that for so long as any amounts are held in escrow or reserve in accordance with the Convertible Subordinated Debt Documents, calculation of Available Cash for purposes of determining the Consolidated Senior Leverage Ratio shall exclude such amounts) to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended.

“Convertible Subordinated Debt” means that certain indebtedness in an aggregate original principal amount of up to $69,000,000 incurred by the Company through the issuance of the Convertible Subordinated Notes.

“Convertible Subordinated Debt Documents” means Convertible Subordinated Notes, the Securities Purchase Agreement, the Subordinated Subsidiary Guaranty Agreement and the Registration Rights Agreement.

“Convertible Subordinated Debt Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs (including without limitation reasonable fees and expenses of attorneys and accountants) arising in connection therewith) received by the Borrower from the issuance of Convertible Subordinated Notes prior to the application of such proceeds as consideration paid in connection with the Williams Acquisition.

“Convertible Subordinated Notes” means those certain 4.25% Convertible Senior Subordinated Notes in an aggregate original principal amount of up to $69,000,000 issued under Securities Purchase Agreement on or about November 23, 2004.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 23, 2004, among the Company and certain buyers party thereto.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of November 23, 2004, among the Company and certain investors party thereto, as amended, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Subordinated Subsidiary Guaranty Agreement” means that certain Subsidiary Guaranty Agreement, dated as of November 23, 2004, by the Subsidiary Guarantors in favor of the holders of the Convertible Subordinated Notes.

“Williams Acquisition” means the acquisition of the membership interests in each of Williams Specialty Services, LLC, Williams Plant Services, LLC and Williams Industrial Services, LLC for aggregate consideration not in excess of $65,900,000 pursuant to the Acquisition Agreement.

(ii) Each of the definitions of “Available Cash” and “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following new definition is inserted in replacement thereof:

“Available Cash” means (a) for the period from the Closing Date until the first to occur of (x) the closing of the Williams Acquisition and (y) June 30, 2005, without duplication, the sum of (i) the lesser of (A) the sum of (1) cash and Cash Equivalents of the Domestic Loan Parties and (2) Available Foreign Subsidiary Cash, all to the extent such cash and Cash Equivalents are not subject to any Lien (other than Liens in favor of the Administrative Agent granted pursuant to the Loan Documents) or any restriction as to its use or disposition and are included in “cash and cash equivalents” and not “restricted cash” on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, and (B) $25,000,000, and (ii) the Convertible Subordinated Debt Proceeds (including, without limitation, the reserve and/or escrow account for up to $9,000,000 established under the Convertible Subordinated Debt Documents), and (b) thereafter, the lesser of (i) the amount, if any, of the reserve and/or escrow account established for the redemption of up to $9,000,000 in securities established in accordance with the Convertible Subordinated Debt Documents plus the sum of (x) cash and Cash Equivalents of the Domestic Loan Parties and (y) Available Foreign Subsidiary Cash, all to the extent such cash and Cash Equivalents are not subject to any Lien (other than Liens in favor of the Administrative Agent granted pursuant to the Loan Documents) or any restriction as to its use or disposition and are included in “cash and cash equivalents” and not “restricted cash” on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, and (ii) the amount, if any, of the reserve and/or escrow account established for the redemption of up to $9,000,000 in securities established in accordance with the Convertible Subordinated Debt Documents plus $25,000,000.

“Permitted Acquisitions” means (a) the Williams Acquisition and (b) any other Acquisition by any Loan Party; provided that with respect to any Acquisition described in clause (b) of this definition, (i) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the same or similar line of business as the Loan Parties on the Closing Date, (ii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such

Acquisition, (iii) no Default shall exist immediately after giving effect to such Acquisition on a Pro Forma Basis, (iv) the Acquisition shall not involve an interest in a partnership or have a requirement that any Loan Party be a general partner, (v) (A) for each Acquisition (or a series of related Acquisitions) the aggregate consideration (including cash and non-cash consideration and including, without limitation, earnouts, purchase price adjustments and similar payments) is less than or equal to $5,000,000, (B) for all Acquisitions, the aggregate consideration (including cash and non-cash consideration) in a fiscal year is less than or equal to $5,000,000, and (vi) the Company shall have delivered to the Administrative Agent (A) a Compliance Certificate signed by Responsible Officers of the Company demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis, and reaffirming that the representations are true and correct in all material respects as of such date, except those representations and warranties made as of a date certain, which shall remain true and correct in all material respects as of such date and providing supplements to the Schedules as required by the Compliance Certificate and (B) a certificate of a Responsible Officer of the Company describing the Person to be acquired, including, without limitation, the location and type of operations and key management.

(iii) The Definition of “Restricted Payment” is hereby amended by inserting the following at the end thereof:

; provided, however, the term “Restricted Payment” shall not include any distribution of common stock or cash payment in lieu of fractional shares made in connection with the conversion of the Convertible Subordinated Notes in accordance with the Convertible Subordinated Debt Documents.

(b) Amendment to Section 2.06(b). Clause (iii) of Section 2.06(b) of the Credit Agreement is hereby deleted in its entirety and the following clauses (iii) and (iv) are inserted in Section 2.06(b):

(iii) Convertible Subordinated Debt Proceeds. If the Williams Acquisition is not consummated upon the terms set forth in the Acquisition Agreement on or before June 30, 2005, the Borrowers shall immediately prepay the Loans in an amount equal to the lesser of (A) Total Outstandings (other than Alternative Currency Loans and L/C Obligations) and (B) Convertible Subordinated Debt Proceeds, which prepayments shall be governed by this Section and the applicable requirements of Section 2.06(c)(iii); provided, that any prepayment of Revolving Loans pursuant to this clause (iii) shall not result in any reduction in the Revolving Commitments.

(iv) Other Mandatory Prepayments. In addition to the voluntary prepayment described in Section 2.06(a) and the mandatory prepayments described in clauses (i), (ii) and (iii) immediately above, the Borrowers may otherwise be required to prepay the Loans pursuant to the terms of this Agreement from time to time which prepayments shall be governed by this Section and the application requirements of Section 2.06(c)(iv).

(c) Amendment of Section 2.06(c). The “and” at the end of clause (i) is hereby deleted, the period at the end of clause (ii) is hereby deleted and replaced with a semicolon, clause (iii) of Section 2.06(c) of the Credit Agreement is hereby converted to clause (iv) of Section 2.06(c) and the following new clause (iii) is hereby inserted in Section 2.06(c):

(iii) with respect to all amounts paid pursuant to Section 2.06(b)(iii), first to the Term Loans ratably to the remaining scheduled principal amortized payments thereof, as such amortization is set forth in Section 2.08, second to Swing Line Loans, and third to Revolving Loans; and

(d) Amendment to Section 6.03. Section 6.03 of the Credit Agreement is hereby amended by inserting after the words “accompanied by” in the first line of the last paragraph thereof the words “(i) a copy of any notice delivered by any third-party creditor, trustee, governmental agency or other Person of any event giving rise to any notice under clause (a) above and (ii)”.

(e) Amendment to Section 7.01. Section 7.01(k) of the Credit Agreement is hereby amended by inserting the following at the end of the clause:

and amounts deposited in escrow accounts for application to (i) up to $7,650,000 in future interest or (ii) possible redemption of up to $9,000,000 of securities, in each case, in accordance with the Convertible Subordinated Debt Documents;

(f) Amendment to Section 7.03. Section 7.03 of the Credit Agreement is hereby amended by inserting at the end of clause (a) thereof the words “and the Convertible Subordinated Debt;”.

(g) Amendment to Section 7.10. Section 7.10 of the Credit Agreement is hereby amended by inserting after the words “other than the Loan Documents” and before the words “that (a) limits” the words “or the Convertible Subordinated Note Documents”.

(h) Amendment to Section 7.17. Section 7.17 of the Credit Agreement is hereby deleted in its entirety and the following new Section 7.17 in inserted in replacement thereof:

SECTION 7.17 Financial Covenants.

(a) Maximum Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio of the Company and its Consolidated Subsidiaries at any time during (but measured on the last day of) any Four-Quarter Period ending during the periods set forth below to be greater than the ratios for such periods set forth below.

From the Closing Date through September 30, 2005	2.00 to 1.00
From October 1, 2005 through December 31, 2005	1.75 to 1.00
From January 1, 2006 and thereafter	1.50 to 1.00

(b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Company and its Consolidated Subsidiaries at any time during (but measured on the last day of) any Four-Quarter Period ending during the periods set forth below to be greater than the ratios for such periods set forth below; provided, however, that for the period from the Closing Date through December 31, 2005, the Consolidated Leverage Ratio of the Company and its Consolidated Subsidiaries may be up to 4.00 to 1.00 for no more than two consecutive fiscal quarters during such period.

From the Closing Date through December 31, 2005	3.50 to 1.00
From January 1, 2006 through June 30 2006	3.25 to 1.00
From July 1, 2006 through December 31, 2006	3.00 to 1.00
From January 1, 2007 and thereafter	2.75 to 1.00

(c) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Consolidated Subsidiaries at any time during (but measured on the last day of) any Four-Quarter Period to be less than 1.00 to 1.00 for the period from the Closing Date through March 31, 2005, and 1.35 to 1.00 thereafter.

(d) Minimum Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio of the Company and its Consolidated Subsidiaries as of the last day of any fiscal quarter occurring during the periods indicated below, beginning with the fiscal quarter ended December 31, 2005, to be less than the ratio indicated below.

December 31, 2005 through March 31, 2007	1.00 to 1.00
June 30, 2007 and thereafter	1.25 to 1.00

(i) New Section 7.18. There is hereby inserted after Section 7.17 of the Credit Agreement a new Section 7.18 which shall read as follows:

7.18 Convertible Subordinated Debt. (a) Redeem, repay, purchase, acquire or defease the Convertible Subordinated Debt for cash consideration (other than (x) mandatory redemptions, prepayments or puts pursuant to and in accordance with the Convertible Subordinated Debt Documents and (y) application of escrowed funds under the Convertible Subordinated Debt Documents to the repurchase of up to $9,000,000 of Convertible Subordinated Notes in accordance with the Convertible Subordinated Debt Documents), unless immediately before and immediately after the consummation of such redemption, repayment, purchase, acquisition or defeasance (i) no Event of Default shall have occurred and be continuing and (ii) availability under the Revolving Credit Facility shall be at least $10,000,000 or (b) amend, supplement or replace the Convertible Subordinated Debt Documents or any term or provision thereof (including terms of subordination) in any manner materially adverse to the Lenders or (c) permit the Convertible Subordinated Debt Proceeds (except for the portion of such proceeds to be deposited in escrow accounts in accordance with the Convertible Subordinated Debt Documents) to be held other than in a deposit account with the Administrative Agent subject to an effective Account Control Agreement; provided, however that such Account Control Agreement shall cease to be effective upon the earlier of (i) the date in which the Williams Acquisition is consummated and (ii) June 30, 2005, and in each case, the proceeds held in such Account Control Agreement shall be permitted to be used in any manner permitted under the Credit Agreement.

(j) Amendment to Section 8.01. Section 8.01(e) of the Credit Agreement is hereby amended by inserting after the words “Material Adverse Effect” in the last line thereof the following:

; or (iii) any party to the Convertible Subordinated Debt Documents defaults in the observance or performance of any term or provision relating to subordination or rights of repayment under the Convertible Subordinated Debt Documents and such default has or could reasonably be expected to have a material and adverse effect on the rights, remedies or interests of the Administrative Agent or the Lenders.

Section 1.02 Representations and Warranties. Each Borrower hereby represents and warrants to each Lender and the Administrative Agent, on the Amendment Effective Date (as hereinafter defined), as follows:

(a) After giving effect to this Amendment, the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document, are true and correct in all material respects on and as of the date hereof and on and as of the Amendment Effective Date with the same effect as if made on and as of the date hereof or the Amendment Effective Date, as the case may be, except to the extent such representations and warranties expressly relate solely to an early date.

(b) No Default or Event of Default has occurred and is continuing.

(c) The execution, delivery and performance by the Borrowers and each other Loan Party of this Amendment has been duly authorized by the Borrowers and each other Loan Party, as applicable and there is no action pending or any judgment, order or decree in effect which is likely to restrain, prevent or impose materially adverse conditions upon the performance by each Borrower or any other Loan Party of its obligations under the Credit Agreement or the other Loan Documents.

(d) This Amendment constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.

(e) The execution, delivery and performance by each Loan Party of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of each Loan Party or any of its Subsidiaries, by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which such Loan Party is a party or which is binding upon it, (ii) any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement, or analogous organizational document, of any Loan Party or any of its Subsidiaries.

Section 1.03 Effectiveness. This Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “Amendment Effective Date”):

(a) The Administrative Agent shall have received (i) duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Required Lenders and (ii) a draft copy of the Acquisition Agreement, and together with all schedules and exhibits thereto, relating to the Williams Acquisition in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders (it being understood that the draft Acquisition Agreement attached as Exhibit A hereto is satisfactory in form and substance to the Administrative Agent and the Required Lenders).

(b) The Administrative Agent and the Required Lenders shall be satisfied that the representations and warranties set forth in Section 1.02 of this Amendment are true and correct on and as of the Amendment Effective Date and that no Default or Event of Default has occurred and is continuing on and as of the Amendment Effective Date.

(c) The Administrative Agent shall have received all fees and expenses to be paid by the Borrower pursuant to Section 1.04 of this Amendment.

(d) The Administrative Agent shall have received such other documents, legal opinions, instruments and certificates relating to this Amendment as it shall reasonably request and such other documents, legal opinions, instruments and certificates that shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders. All corporate proceedings taken or to be taken in connection with this Amendment and documents incidental thereto whether or not referred to herein shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders.

Section 1.04 Fees and Expenses.

(a) The Company shall pay to the Administrative Agent for its own account a fee in connection with this arrangement of this Amendment as set forth in that certain letter agreement dated as of the date hereof among the Company, the Administrative Agent and Banc of America Securities LLC.

(b) The Company shall pay to the Administrative Agent for the ratable benefit of each Lender that executes and delivers this Amendment as of the date hereof a fee equal to .15% of the sum of (x) such Lender’s Revolving Commitment and (y) such Lender’s outstanding Term Loans, such fee to be paid within two Business Days of the Amendment Effective Date.

(c) The Borrower shall pay all reasonable out-of-pocket expenses incurred by Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel to the Administrative Agent.

Section 1.05 Cross-References. References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.

Section 1.06 Instrument Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

Section 1.07 Further Acts. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

Section 1.08 Governing Law. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO

DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 1.09 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 1.10 Severability. In case any provision in or obligation under this Amendment or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 1.11 Benefit of Agreement. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

Section 1.12 Integration. This Amendment represents the agreement of the Borrowers, the Subsidiary Guarantors, the Administrative Agent and each of the Lenders signatory hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 1.13 Confirmation. Except as expressly amended by the terms hereof, all of the terms of the Credit Agreement and the other Loan Documents shall continue in full force and effect and are hereby ratified and confirmed in all respects. Each Subsidiary Guarantor ratifies and confirms the Subsidiary Guaranty as in full force and effect after giving effect to this Amendment. The Company ratifies and confirms the Company Guaranty as in full force and effect after giving effect to this Amendment.

Section 1.14 Loan Documents. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendments. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Credit Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS AND GUARANTORS:

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	CFO and V.P. of Finance

DELTAK, L.L.C., a Delaware limited liability company

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	Secretary

BRADEN MANUFACTURING, L.L.C., a Delaware limited liability company

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	Secretary

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	Secretary

BRADEN CONSTRUCTION SERVICES, INC., a Delaware corporation

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	Secretary

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ David G. Lamb
Name:	David G. Lamb
Title:	Vice President - MMB

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter I. Bystol
Name:	Peter I. Bystol
Title:	Assistant Vice President

BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ Jamey C. Webb
Name:	Jamey C. Webb
Title:	Assistant Vice President

CITICORP NORTH AMERICA INC., as a Lender

By:
Name:
Title:

M&I MARSHALL & ILSLEY BANK, as a Lender

By:
Name:
Title:

By:
Name:
Title: